EXHIBIT 23.6

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form SB-2 is a part, of the Reports dated October 19, 2006 for the period ending September 30, 2006 and April 24, 2006 relative to the financial statements of Ivecon Corporation as of December 31, 2005 and 2004 and for the years then ended.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement and to the reference to my firm under the caption “Interest of Named Experts and Counsel” in such Registration Statement as amended.

/s/Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

October 19, 2006